Filed pursuant to Rule 424(b)(3)
Registration No. 333-282971

Prospectus Supplement No. 3
(To Prospectus dated April 23, 2025)

INNVENTURE, INC.

This prospectus supplement updates, amends and supplements the prospectus dated April 23, 2025 (the “Prospectus”), which forms a part of the Post-Effective Amendment to the Registration Statement on Form S-1 (Registration No. 333-282971) and is being filed to update, amend and supplement the information included in the Prospectus with information contained in our Current Report on Form 8-K which was filed with the SEC on June 4, 2025 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Shares of our common stock, par value $0.0001 per share (our “Common Stock”), are listed on The Nasdaq Stock Market, LLC under the symbol “INV.” On June 3, 2025, the closing price of our Common Stock was $5.54 per share.

Investing in our securities involves risks that are described in the “Risk Factors” section of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or this prospectus supplement or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 4, 2025.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________
FORM 8-K/A
___________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

April 14, 2025
Date of Report (date of earliest event reported)
___________________________________
Innventure, Inc.
(Exact name of registrant as specified in its charter)
___________________________________

Delaware (State or other jurisdiction of incorporation or organization)	001-42303 (Commission File Number)	93-4440048 (I.R.S. Employer Identification Number)
6900 Tavistock Lakes Blvd, Suite 400 Orlando, Florida 32827
(Address of principal executive offices and zip code)
(321) 209-6787
(Registrant's telephone number, including area code)
___________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	INV	The Nasdaq Stock Market, LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 12b-2 of the Exchange Act.
Emerging growth company    ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

As previously disclosed in the Current Report on Form 8-K filed by Innventure, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) on March 26, 2025, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with YA II PN, Ltd. (“Yorkville”), for the issuance and sale by the Company of convertible debentures (the “Convertible Debentures”) issuable in an aggregate principal amount of up to $30,000,000, which Convertible Debentures will be convertible into shares of the Company’s common stock, par value $0.0001 per share. On April 14, 2025, the Company issued a Convertible Debenture to Yorkville with an original principal amount of $20,000,000 (the “First Convertible Debenture”). On May 15, 2025, the Company issued a Convertible Debenture to Yorkville with an original principal amount of $10,000,000 (the “Second Convertible Debenture” and, together with the First Convertible Debenture, the “Debentures”).

On June 4, 2025, Yorkville and the Company entered into an amendment to the Debentures (the “Amendment”), pursuant to which the parties agreed to amend the definition of “Conversion Price” as set forth in Section 12(n) of the Debentures to add a price floor of $2.00 to the definition of Conversion Price. The Conversion Price may be adjusted from time to time upon the occurrence of certain events pursuant to the other terms and conditions of the Debentures.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by the terms of the Amendment, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01     Exhibits and Financial Statements
(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Amendment to the Debenture date June 4, 2025.
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNVENTURE, INC.

Date: June 4, 2025                    By:     /s/ David Yablunosky
Name:     David Yablunosky
Title:      Chief Financial Officer